UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 4, 2015

FAIRMOUNT SANTROL HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36670	34-1831554
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8834 Mayfield Road, Chesterland, Ohio	44026
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 255-7263

FMSA HOLDINGS INC.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of New Director

On August 4, 2015, the Board of Directors of Fairmount Santrol Holdings Inc. (the “Company”) increased the number of directors on the Board to ten, and appointed Michael G. Fisch to fill the vacancy and serve as a director of the Company, effective immediately. Mr. Fisch will serve as a director in Class III of the Board with an initial term ending at the Company’s 2017 Annual Meeting of Stockholders.

Mr. Fisch is the President and CEO of American Securities LLC, which he co-founded in 1994. He has also served on the Board of Directors of Metaldyne Performance Group, Inc. (NYSE: MPG) since August 2014 and is the Chairman of MPG’s Nominating and Governance Committee. He is also a managing member, director and/or officer of numerous American Securities’ affiliates. Mr. Fisch is a Trustee of Princeton Theological Seminary where he is also Chairman of the Investment Committee; Board Member of Human Rights Watch where he is also the Treasurer and Chairman of the Investment Committee; and member of the President’s Leadership Council of Dartmouth College. Mr. Fisch holds a B.A. degree from Dartmouth College and an M.B.A. from Stanford University’s Graduate School of Business, where he has been a Distinguished Guest Lecturer since 2006.

The Company entered into an Indemnification Agreement (the “Indemnification Agreement”) with Mr. Fisch. The Indemnification Agreement is substantially the same as the Form of Indemnification Agreement for directors filed as Exhibit 10.7 to Amendment No. 2 to the Company’s Registration Statement on Form S-1 filed with the SEC on September 18, 2014.

As an employee of American Securities, Mr. Fisch will not receive any direct compensation from the Company for his service on the Board.

There are no family relationships among any of the Company’s directors. Mr. Fisch has not had an interest in any transaction since the beginning of the Company’s last fiscal year, or any currently proposed transaction, that requires disclosure pursuant to Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FAIRMOUNT SANTROL HOLDINGS INC.

By:	/s/ Christopher L. Nagel
Christopher L. Nagel
Chief Financial Officer and Executive Vice President of Finance

Date: August 7, 2015